                                                                     Exhibit 8.3


                               MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is entered into on the 28th day of October, 1999, by and between SATX, Inc. ("SATX"), a public Nevada corporation with its principal place of business in Tampa, Florida and STOVEACT, Inc. ("STOVEACT"), a private California corporation with its principal places of business in Greater Los Angeles, California.

WHEREAS, SATX is a telecommunications development, manufacturing and marketing company with new and exclusive products being developed and introduced to provide both prepaid cellular products and GPS-Paging location and tracking devices for a wide variety of applications, and also holds existing patents covering one and two-way paging signals used to activate remote devices, and also desires to expand its market and business base; and

WHEREAS, Stoveact is a development, distribution and customer support company with a broadening array of product applications for the anti-vehicle-theft industry, and desires to expand the products' functionality to include GPS tracking and monitoring in addition to other vehicle management functions;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth herein, and for other good, sufficient and valuable consideration, the receipt of which is hereby specifically acknowledged, the Parties hereto agree to provide their best efforts in a timely fashion to develop and execute a final and formal agreement of technology cooperation and business combination to their mutual best interests as follows:

SATX desires to make available to STOVEACT its patented technology of remote signal activation via paging transmission in addition to its GPS-based tracking products; and

STOVEACT desires to make available to SATX its technology and products introduced for vehicle theft protection; and

BOTH PARTIES desire to define and develop a mutually agreeable business combination which best benefits their stockholders and employees, and which provides STOVEACT access to SATX's existing public-trading stock marketplace; and

BOTH PARTIES desire to optimize the synergism that currently exists within their developed business strategies and plans; and

BOTH PARTIES desire to cooperate in the common definition and maturation of their respective product lines in addition to joint applications within the marketplace; therefore,

IT IS INTENDED that the Parties mutually agree to a stock purchase action resulting in the existing shareholders of STOVEACT becoming common shareholders in SATX at an equitable exchange rate to be developed during the common due diligence process to take place over the next 60 days, recognizing the assets, obligations, benefits and advantages that each brings to this business combination; and

SATX-STOVEACT MOU, Page -2- of -2-

IT IS INTENDED that the resulting combined operation be organized to best take advantage of the management expertise and experience of the individual entities, including the consolidation of the Paging and GPS-based product lines within the existing asset and management structure of STOVEACT in Los Angeles.

AS SUCH, the Parties agree to give their best and timely effort during the next sixty (60) days to create a complete and formal agreement to be implemented covering the intentions defined herein. As a part of that agreement, the Parties will mutually agree to the financial parameters surrounding this intended business combination.

IN ADDITION, the Parties agree to be bound by a separately initiated Non-Disclosure Agreement to be issued in parallel with this MOU due to the very sensitive and proprietary nature of the data to be shared during the due diligence process.

IN WITNESS WHEREOF, the undersigned Parties hereto have exercised this Memorandum of Understanding to be effective on the date first set forth above.

SATX, INC.

By: /s/ Merritt Jesson
---------------------------------

Name: Merritt Jesson
---------------------------------

Title: President & CEO
---------------------------------


STOVEACT, INC.

By: /s/ Joe Escarevo

Name: Joe Escarevo
---------------------------------

Title: President
---------------------------------

                           MEMORANDUM OF UNDERSTANDING
                                       &
                            STOCK PURCHASE AGREEMENT

SATX, Inc. (previously and hereinafter referred to as "Buyer"), and STOVEACT, Inc. (previously and hereinafter referred to as "Seller") entered into a Memorandum of Understanding on the 28th day of October, 1999 and have been considering a draft Stock Purchase Agreement dated the 17th day of November, 1999 developed to consummate a business combination in the best interests of both parties. Although the MOU had no official expiration date, its content assumed closure within sixty (60) days. The Stock Purchase Agreement contained a specific closing date of 29 December, 1999. In both cases an extension of time requires mutual consent in writing.

Since it remains in the mutual best interests of the parties to finalize the planned business combination, and since additional discovery is required in order to complete the transaction, the parties, by their respective signatures below, hereto agree to extend the effective dates of expiration on both documents referred to herein through the 31st day of January, 2000. In the interim the parties will provide their best efforts to conduct the necessary due diligence and define the necessary contractual terms and conditions required to satisfactorily finalize the intended business combination.

No terms of the MOU or the draft SPA, except for the expiration dates, are revised or effected by this extension. Any further modifications or amendments to either document referenced herein must continue to be accomplished in writing and approved by both parties.

IN WITNESS WHEREOF, the parties have duly executed this extension agreement effective 3 January, 2000.


BUYER:      By: /s/ R. W. Ellis
            ---------------------------------

            Name: R. W. Ellis
            ---------------------------------

            Title: COO/CFO
            ---------------------------------


SELLER:     By: /s/ Steven Strauss
            ---------------------------------

            Name: Steven Strauss
            ---------------------------------

            Title: C.O.O.
            ---------------------------------